Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus Supplements for the Post-Effective Amendment No. 1 to Form S-3 (No. 333-148384) relating to the issuance of common shares under the Share Lending Agreement and the Convertible Senior Notes due 2028 of our report dated February 1, 2008 relating to the consolidated financial statements of Teledrift, Inc. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplements.

/s/ UHY LLP

Houston, Texas

February 4, 2008